Exhibit 99.1

RIO VISTA ENERGY PARTNERS L.P. DELAYS FILING OF JUNE 30, 2009 QUARTERLY REPORT

BROWNSVILLE, Texas—(BUSINESS WIRE)—Rio Vista Energy Partners L.P. (NASDAQ: RVEP), an energy services master limited partnership (Rio Vista), announced today that it will not file its Form 10-Q for the quarter ended June 30, 2009 with the Securities and Exchange Commission by the required due date of August 14, 2009. As previously disclosed, Rio Vista’s March 31, 2009 Form 10-Q was filed without the review of Rio Vista’s independent auditors (Auditors) of those financial statements. Rio Vista intends to have the March 31, 2009 financial statements subsequently reviewed by its Auditors (see below). However, due to Rio Vista’s continued cash flow constraints, Rio Vista has been unable to satisfy the outstanding amounts owed to the Auditors for prior work performed and accordingly the Auditors have not yet commenced their review of the March 31, 2009 financial information. The Auditors have not made any review of the June 30, 2009 quarterly financial information.

As previously disclosed in Rio Vista’s Current Report on Form 8-K filed June 19, 2009, Rio Vista and its wholly owned subsidiary Regional Enterprises Inc. (Regional) completed the restructuring of a $5.0 million promissory note which was previously due. In addition, as described in Rio Vista’s Current Report on Form 8-K filed on June 2, 2009, Rio Vista completed the settlement of obligations owed under the TCW Credit Facility in connection with the Oklahoma assets. Furthermore, on August 11, 2009, Rio Vista filed a Current Report on form 8-K in connection with the letter of intent (LOI) to sell Regional, its sole operating asset. As disclosed in Rio Vista’s Current Report filed on August 11, 2009, in the event that the sale of Regional takes place as prescribed in the LOI, Rio Vista believes that the amount of cash received from the sale will be sufficient for Rio Vista to satisfy all of its currently outstanding obligations. Rio Vista would no longer have any operating assets and Rio Vista estimates it would have minimal remaining cash. Rio Vista would not have any other current sources of additional cash flow to conduct further operations. Accordingly, Rio Vista’s general partner may not be in a position to authorize further expenditures to file financial and other reports as required under the Securities Exchange Act on a continuing basis, even if it is able, as the result of the sale of Regional, to satisfy in full all the currently outstanding obligations to the Auditors.

Rio Vista does not have any estimate as to when the Auditors will be paid. Rio Vista believes that if the sale of Regional is completed as previously disclosed, Rio Vista will have adequate funds to satisfy its past obligations with the Auditors and then the required review and related filing of its quarterly and annual information can resume. In light of the foregoing, Rio Vista believes that filing of its financial information and other reports will be made, if at all, only in the event that it has adequate funds to satisfy its currently outstanding obligations and its general partner determines Rio Vista will have sufficient assets to allow it to resume and thereafter continue filing reports as required under the Securities Exchange Act.

As a result of the delay in filing its Form 10-Q for the quarter ended June 30, 2009, Rio Vista expects to receive another notification from the NASDAQ Stock Market that it is not in compliance with the filing requirements for continued listing on NASDAQ. Rio Vista recently received notification from NASDAQ regarding non-compliance of Rio Vista’s March 31, 2009 Form 10-Q. If Rio Vista’s plan for compliance is not accepted by NASDAQ with respect to the March 31, 2009 Form 10-Q filing deficiency and/or the anticipated June 30, 2009 Form 10-Q filing deficiency, Rio Vista expects that NASDAQ will recommend that Rio Vista’s common units be delisted from the NASDAQ Stock Market.

About Rio Vista Energy Partners L.P.

Rio Vista is a master limited partnership engaged in liquid bulk storage, transloading and transportation of chemicals and petroleum products through its assets and operations in Hopewell, Virginia. Penn Octane Corporation (OTCBB: POCC) owns 75% of Rio Vista GP LLC, the general partner of Rio Vista.

Forward-Looking Statements

Certain of the statements in this news release are forward-looking statements, including statements regarding the filing of Rio Vista’s March 31, 2009 and June 30, 2009 quarterly financial statements on Form 10-Q and the ability of Rio Vista to meet ongoing compliance requirements of NASDAQ in connection with Rio Vista’s financial statements. There is no assurance that Rio Vista’s plan of compliance will be approved by NASDAQ or that Rio Vista’s Auditors will paid and a review of the Rio Vista financial statements completed as required. Additional information regarding risks affecting Rio Vista’s business may be found in Rio Vista’s most recent reports on Form 8-K, Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Contacts:
Rio Vista Energy Partners L.P.
Ian T. Bothwell,
760-772-9080